EXHIBIT 99.1
MARSHALL INDEPENDENT, August 15, 2002

EDITORIAL HEADLINE:  MCP's response to Mr. Guebert's opinion column

Dear Editor:

Mr. Guebert, an Illinois columnist, has written a column expressing his concerns over the ADM/MCP transaction. He clearly doesn't understand some segments of the deal and chooses to use "fuzzy math" in other areas.

Mr. Guebert headlined his column, "What do they know (that the) rest of us don't?" Obviously, the simple answer is, a lot. The Board and management understand our company and our investors far better than an outside party does. It certainly appears Mr. Guebert has a driving desire to negatively influence opinion. We would feel a lot better if time was spent addressing returns for our investors. In other words, after studying the facts, admit that it might be a good deal for our investors, no matter what side issues might exist, such as normal compensation plans in such deals or some potential job losses. In fact, if the deal is approved, there certainly is a long-term potential for gains in employment in Marshall.

So, what DO we know?

We know pricing trends for products in our industry, such as ethanol prices have decreased over 40% (or 60(cent)/gallon) from last August. We also know sweetener pricing has not kept up with the inflation rate since 1995. Inventory imbalances exist within the industry.

We also know that our investors have not received a reasonable return in the last seven years. Their economic circumstances have changed dramatically since their original investments. Therefore, the strategy for their investment has changed. Lack of liquidity is critical for many.

We know that this deal with 9.7 times EBITDA and 2.0 times book value is better than a vast majority of transactions, (as much as 40% - 50% higher than the median of comparable companies). This creates a very fair offer, by any financial measure.

At the end of his opinion column, Mr. Guebert suggests that ADM will have as much as 60% of the ethanol industry if the deal is completed. He stated earlier that the industry capacity is 2.9 billion gallons. Then he stated that ADM plus MCP would equal 1.15 billion gallons. Most sixth graders can tell you that is equal to 39% of the market, not 60% as he states. In addition, ADM's market share continues to decline annually because, as he pointed out, ADM and Cargill are not creating capacity. Yet the projection recently published by California is for the industry to have 4.1 billion gallons of capacity by the end of 2003. If, as he said, ADM is not adding capacity, our statistics show that ADM's market share would then only be 28% at the end of 2003.


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The other issue of major concern for him is the Executive Retention Plan. When the deal was first discussed with the Board, our outside advisors informed us that MCP could lose up to six of the eight executives. They explained that the company needs to retain them to (1) negotiate and manage this deal to completion; (2) continue to manage and operate the business until the vote; and
(3) continuously manage and operate the business in the event the transaction is not approved by the shareholders. The Board approved and adopted the plan. These retention plans are routine and normal under these circumstances. The shareholders will receive $2.90 per share. The basic question is not whether these retention plans exists but, rather, do the shareholders wish to accept $2.90 for their shares? It is up to the shareholders to decide, and not a newspaper columnist.

Mr. Guebert completely ignores whether the $2.90 is a fair deal to the shareholders whose stock trades, if they can even find a buyer, at $1.00 per share. He ignores whether it is fair to shareholders that have received only twenty-two cents (22(cent)) in distributions over the last seven calendar years and, as the proxy statement shows, can expect nothing more for the next two years. He ignores the Fairness Opinion in that same proxy that cites comparisons with other deals which makes it extremely fair.

The management team is upholding its fiduciary duty to the shareholders by presenting them a very fair alternative to continuing the current path. We encourage our shareholders to read the proxy. It is the shareholders' decision.


L. Dan Thompson   &     Jerry Jacoby
MCP President & CEO       MCP Board Chairman